Exhibit 99.1

Blyth, Inc.

Restated Segment Information - 3 Segment Format

Year ended January 31, (In thousands)

	2003	2004
Net Sales
Direct Selling	$717,442	$764,527
Wholesale	571,141	630,318
Catalog & Internet	—	110,728
Total	$1,288,583	$1,505,573

Earnings
Direct Selling (2)	$145,169	$136,423
Wholesale (1),(2)	10,348	10,026
Catalog & Internet	—	6,628
	155,517	153,077
Other income (expense)	(12,960)	(16,184)
Earnings before income taxes and cumulative effect of accounting change	$142,557	$136,893

Identifiable Assets
Direct Selling	$246,607	$273,900
Wholesale	475,472	526,133
Catalog & Internet	—	160,380
Unallocated Corporate	138,005	167,550
Total	$860,084	$1,127,963

(1)          2003 Wholesale segment earnings include an impairment charge of approximately $2.6 million as a result of placing Wax Lyrical into administrative receivership.

(2)          2004 earnings include $23.8 million of restructuring and impairment charges of which $6.7 million relates to the Direct Selling segment and $17.1 million relates to the Wholesale segment.